Short-Term Bond Fund of America

August 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$13,022
Class B	$1
Class C	$6
Class F1	$372
Class F2	$1,542
Total	$14,943
Class 529-A	$1,049
Class 529-B	-*
Class 529-C	$3
Class 529-E	$12
Class 529-F1	$221
Class R-1	-*
Class R-2	$2
Class R-2E	-
Class R-3	$32
Class R-4	$76
Class R-5	$63
Class R-6	$2,200
Total	$3,658

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0423
Class B	$0.0006
Class C	$0.0005
Class F1	$0.0272
Class F2	$0.0568
Class 529-A	$0.0360
Class 529-B	$0.0005
Class 529-C	$0.0004
Class 529-E	$0.0063
Class 529-F1	$0.0489
Class R-1	$0.0005
Class R-2	$0.0005
Class R-2E	-
Class R-3	$0.0057
Class R-4	$0.0307
Class R-5	$0.0605
Class R-6	$0.0661

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	301,468
Class B	1,480
Class C	11,590
Class F1	12,015
Class F2	31,109
Total	357,662
Class 529-A	29,519
Class 529-B	253
Class 529-C	7,202
Class 529-E	1,852
Class 529-F1	4,834
Class R-1	622
Class R-2	4,438
Class R-2E	1
Class R-3	5,983
Class R-4	2,377
Class R-5	593
Class R-6	44,725
Total	102,399

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.00
Class B	$9.97
Class C	$9.94
Class F1	$10.00
Class F2	$10.00
Class 529-A	$10.00
Class 529-B	$9.94
Class 529-C	$9.93
Class 529-E	$10.00
Class 529-F1	$10.00
Class R-1	$9.94
Class R-2	$9.94
Class R-2E	$10.00
Class R-3	$10.00
Class R-4	$10.00
Class R-5	$10.01
Class R-6	$10.00

* Amount less than one thousand.